Exhibit 99.1

CSX Corp. Announces Third Quarter 2026 Results

•Record quarterly revenue of $4.02 billion, up 12% year-over-year; diluted EPS of $0.57, up 54%
•Operating income of $1.57 billion, up 44%; operating margin expanded 880 bps to 39.1%
•Total volume up 5%, with intermodal volume increasing by 7%

JACKSONVILLE, Fla. – October 21, 2026 – CSX Corp. (NASDAQ: CSX) today announced third quarter 2026 operating income of $1.57 billion and net earnings of $1.05 billion, or $0.57 per diluted share. In the third quarter of 2025, the company reported operating income of $1.09 billion and net earnings of $694 million, or $0.37 per diluted share. Excluding a non-cash goodwill impairment of $164 million in last year’s results, third quarter 2025 adjusted operating income, net earnings, and EPS were $1.25 billion, $818 million, and $0.44, respectively. On a year-over-year basis and compared to adjusted results, operating income increased 25%, net earnings increased 29%, and EPS increased 30%.

Total volume of 1.69 million units for the quarter was 5% higher than third quarter 2025. Revenue totaled $4.02 billion for the quarter, increasing 12% year-over-year, due to increased fuel surcharge revenue together with higher volume and pricing across merchandise, intermodal, and coal.

“CSX delivered strong earnings growth in the third quarter as disciplined execution helped us move more freight, for more customers, while maintaining our high standards for safety and service,” said Steve Angel, president and chief executive officer. “The hard work of our railroaders has positioned us well as we enter the fourth quarter, and we look forward to making continued progress toward best-in-class performance in 2027.”

CSX executives will conduct a conference call with the investment community this afternoon, October 21, at 4:30 p.m. Eastern Time. Investors, media, and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company's website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X (x.com/CSX) and on Facebook (facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure

CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparisons to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; (vii) changes in fuel prices, surcharges for fuel and the availability of fuel; (viii) adverse economic or operational effects from actual or threatened war or terrorist activities and any government response; and (ix) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

Contact:
Matthew Korn, CFA, Investor Relations
904-366-4515

Austin Staton, Corporate Communications
855-955-6397